UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

☒	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive information statement

DIGICORP, INC.
(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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DIGICORP, INC.
4143 Glencoe Avenue
Marina Del Rey, California 90292

INFORMATION STATEMENT

CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting securities of Digicorp, Inc., a Delaware corporation (the “Company”), as of September 10, 2008 (the “Record Date”), have given their written consent to resolutions adopted by the Board of Directors (i) to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) from 60,000,000 to 500,000,000 and increase the number of authorized shares of Preferred Stock, par value $.001 per share, of the Company (the “Preferred Stock”) from 1,000,000 to 2,000,000 (the “Capitalization Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the company from “Digicorp, Inc.” to “China Youth Media, Inc.” (the “Corporate Name Change”). This Information Statement is first being mailed to stockholders of the Company on or about September __, 2008. The Capitalization Amendment and the Corporate Name Change will not become effective until at least twenty (20) days after the initial mailing of this Information Statement.

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the Capitalization Amendment and the Corporate Name Change as described in this Information Statement.

The principal executive office of the Company is located at 4143 Glencoe Avenue, Marina Del Rey, California 90292. The telephone number of the principal executive office of the Company is (310) 728-1450.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The date of this Information Statement is September __, 2008

GENERAL INFORMATION

Section 228 of the General Corporation Law of the State of Delaware states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The Company’s Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent.

On September 10, 2008 (the “Record Date”), holders of shares representing a majority of the voting securities of the Company have given their written consent to resolutions adopted by the Board of Directors (i) to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) from 60,000,000 to 500,000,000 and increase the number of authorized shares of Preferred Stock, par value $.001 per share, of the Company (the “Preferred Stock”) from 1,000,000 to 2,000,000 (the “Capitalization Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the company from “Digicorp, Inc.” to “China Youth Media, Inc.” (the “Corporate Name Change”). Such written consents were given by Rebel Holdings, LLC, Jay Rifkin and Dennis Pelino who hold in the aggregate 31,527,664 shares of Common Stock (59.9% of the outstanding Common Stock). Under Delaware corporation law, and as described above, the consent of the holders of a majority of the voting power is effective as stockholders’ approval. We will file a Certificate of Amendment to the Certificate of Incorporation of the Company in order to effect the Capitalization Amendment and the Corporate Name Change, provided, however, that in accordance with the requirements of the Securities Exchange Act of 1934 and Regulation 14C promulgated thereunder, the Capitalization Amendment and the Corporate Name Change will not be filed with the Secretary of State of Delaware or become effective until at least twenty (20) calendar days after the mailing of this Information Statement. On the Record Date, the Company had outstanding 52,628,439 shares of Common Stock, which are the only outstanding voting securities of the Company. Each share of common stock is entitled to one vote.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of the outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers and directors; and (iii) our directors and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)		Percentage of Common Stock (2)
Jay Rifkin	26,077,664	(3)	46.0%
William B. Horne	600,000	(4)	1.1%
Alice M. Campbell	500,000	(5)	1.0%
Alan Morelli	850,000	(6)	1.6%
David M. Kaye	600,000	(7)	1.1%
Dennis Pelino	10,000,000	(8)	19.0%
Bodnar Capital Management, LLC	2,570,176	(9)	5.0%
All named executive officers and directors as a group (5 persons)	28,627,664		48.4%
__________________

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Digicorp, Inc., 4143 Glencoe Avenue, Marina Del Rey, CA 90292.

(2)
Applicable percentage ownership is based on 52,628,439 shares of common stock outstanding as of the Record Date, together with securities exercisable or convertible into shares of common stock within 60 days of the Record Date for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes: (a) 19,086,372 shares held by Rebel Holdings, LLC (“Rebel Holdings”) of which Mr. Rifkin is the sole managing member; (b) 2,441,292 shares which are directly held by Mr. Rifkin; (c) 4,400,000 shares issuable upon exercise of stock options with an exercise price of $0.85 per share, which stock options vest annually over a period of three years from December 30, 2006; and (d) and 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share, which stock options vest annually over a period of three years from November 8, 2007. Mr. Rifkin's reported beneficial ownership does not include certain shares of common stock issued and issuable for which certain shareholders have granted Mr. Rifkin an irrevocable proxy to vote for certain directors. Also, does not include shares which Mr. Rifkin may acquire upon conversion of the Consolidated Note. See “Amendment to the Certificate of Incorporation to Increase the Company’s Authorized Shares of Common Stock and Preferred Stock”.

(4)
Includes (a) 50,000 shares owned by Mr. Horne; (b) 400,000 shares issuable upon exercise of stock options with an exercise price of $0.25 per share and an expiration date 18 months from the date Mr. Horne's services terminate; and (c) 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007. Mr. Horne has granted Mr. Rifkin an irrevocable proxy to vote the shares of common stock issuable upon exercise of such stock options for certain directors.

(5)
Represents (a) 350,000 shares issuable upon exercise of stock options with an exercise price of $0.25 per share and an expiration date 18 months from the date Ms. Campbell's services terminate; and (b) 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007. Ms. Campbell has granted Mr. Rifkin an irrevocable proxy to vote the shares of common stock issuable upon exercise of such stock options for certain directors.

(6)
Includes: (a) options to purchase 350,000 shares of common stock with an exercise price of $1.50 per share, which stock options vest annually over a period of three years from March 26, 2006; (b) 250,000 shares issuable upon exercise of warrants with an exercise price of $0.145 per share and an expiration date of September 15, 2010, and (c) options to purchase 250,000 shares of common stock with an exercise price of $0.14 per share, which stock options vest annually over a period of four years from August 8, 2008.

(7)
Includes (a) options to purchase 350,000 shares of common stock with an exercise price of $1.50 per share, which stock options vest annually over a period of three years from March 26, 2006; and (b) options to purchase 250,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007.

(8)	The address for Mr. Pelino is 400 Alton Road, Suite 3107, Miami Beach, FL 33129.

(9)	The address for Bodnar Capital Management, LLC is 680 Old Academy Road, Fairfield, CT 06824.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE COMPANY’S AUTHORIZED SHARES
OF COMMON STOCK AND PREFERRED STOCK

The Board of Directors of the Company has adopted a resolution to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) from 60,000,000 to 500,000,000 and increase the number of authorized shares of Preferred Stock, par value $.001 per share, of the Company (the “Preferred Stock”) from 1,000,000 to 2,000,000 (the “Capitalization Amendment”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Capitalization Amendment.

The Certificate of Incorporation presently authorizes the Company to issue 60,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date hereof, there are 51,128,439 shares of Common Stock and 102,220 shares of Series A Convertible Preferred Stock outstanding as described below.

On May 23, 2008, the Company filed a Certificate of Designation with the State of Delaware authorizing its Series A Convertible Preferred Stock consisting of 500,000 shares, each of $.001 par value. The Series A Convertible Preferred Stock shall be convertible into shares of Common Stock at a rate of one thousand (1,000) shares of Common Stock for every one share of Series A Convertible Preferred Stock at the option of the holder at any time subsequent to the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware whereby the authorized Common Stock is increased to a minimum of 200,000,000 shares.  In addition, the Series A Convertible Preferred Stock (i) has no voting rights prior to conversion except as otherwise provided under Delaware law, (ii) has no mandatory or optional redemption rights, (iii) has no preemptive rights, and (iv) shall pay cash dividends only in the event cash dividends have been declared on the Company’s Common Stock.

On June 2, 2008, and in connection with the Company’s recently announced plans to shift its business to aggregation and distribution of international content for Internet consumption in China, the Company entered into a Content License Agreement with New China Media, LLC (“NCM”), YGP, LLC (“YGP”) and TWK Holdings, LLC (“TWK”) (New China Media, YGP and TWK collectively referred to as “Content Providers”) providing for (i) the assignment by Content Providers and the assumption by the Company of certain rights of Content Providers for the territory of the People’s Republic of China (“PRC”) to use, transmit and publicly display via the internet certain content; and (ii) the purchase by YGP, NCM and TWK of 16,200 shares, 3,000 shares and 12,000 shares of Series A Convertible Preferred Stock of the Company. Dennis Pelino is the sole Managing Member of NCM and YGP.

Effective on June 10, 2008, and in furtherance of the Company’s shift in business strategy as mentioned above, the Company’s subsidiary, Youth Media (Hong Kong) Limited, entered into a Cooperation Agreement (the “Cooperation Agreement”) with China Youth Net Technology (Beijing) Co., Ltd. (“CYN”), China Youth Interactive Cultural Media (Beijing) Co., Ltd. and China Youth Net Advertising Co. Ltd. pursuant to which the parties have agreed to cooperate with each other to develop, build and operate a fully managed video and audio distribution network based on, including but not limited to, the China Education and Research Network, the broadband network infrastructure built in schools, universities and other education institutions. In conjunction with Cooperation Agreement, the Company issued an aggregate of 71,020 shares of its Series A Convertible Preferred Stock to three designees of CYN.

As a result of the foregoing transactions, there are currently 102,220 shares of Series A Convertible Preferred Stock outstanding, which upon effectiveness of the Capitalization Amendment will be convertible at the option of the holders thereof into 102,220,000 shares of Common Stock of the Company.

On September 10, 2008, the Company, on the one hand, and Jay Rifkin, the Company’s President and Chief Executive Officer, and Rebel Holdings, LLC (“Rebel Holdings”), of which Mr. Rifkin is the sole managing member, on the other hand, agreed to consolidate various outstanding loans made to the Company by Jay Rifkin and Rebel Holdings, and other amounts incurred by or due to Mr. Rifkin, in each case through June 30, 2008, into one promissory note payable to Rebel Holdings in the principal amount of $2,078,047 which shall be due and payable in two years with interest at the prime rate (the “Consolidated Note”). The Consolidated Note provides that the principal thereof shall at the option of Rebel Holdings be convertible at a conversion price equal to the lesser of, or more favorable to Mr. Rifkin, of the following (i) $0.03 per share of Common Stock provided a notice of conversion is submitted no later than 45 days following the date of the Consolidated Note (which, at $0.03 per share, shall be convertible into 69,268,233 shares of Common Stock), or (ii) the then current offering terms for any bona fide pending offering of the Company, provided a notice of conversion pursuant to this subparagraph (ii) is submitted no later than 30 days following the completion of the offering, and contains such other terms and conditions as set forth therein.

In addition to the foregoing, there are an additional 10,072,500 shares of Common Stock which may be issued upon exercise of currently outstanding options and other rights to acquire shares of the Company’s Common Stock.

The Company is also presently engaged in a private placement offering of up to $600,000 in convertible promissory notes of the Company which proceeds are intended to be used for working capital purposes. The convertible promissory notes shall be convertible at the option of the holder into shares of Common Stock at a conversion rate of $0.09 per share. Investors in the offering will also receive 350,000 warrants for each $100,000 in convertible promissory notes purchased. Such warrants will be exercisable at a price of $0.09 per share subject to the effectiveness of the Capitalization Amendment. Following the Capitalization Amendment, further authorization for the issuance of the securities by a vote of security holders will not be solicited prior to such issuance.

The Capitalization Amendment has been approved in order for the Company to have a sufficient number of authorized shares of Common Stock available to issue in connection with the conversion of the Series A Convertible Preferred Stock, the conversion of the Consolidated Note and to allow currently outstanding options and other rights to be exercised as described above. In addition, the Board of Directors believes it is in the Company’s best interest to increase the number of authorized but unissued shares of Common Stock and Preferred Stock in order to have additional authorized shares available for issuance to meet business needs as they arise, including meeting future financing needs of the Company, raising additional capital and such other corporate purposes. The Board of Directors strongly believes that opportunities may arise which will require prompt action and in which any delay incurred in seeking stockholder approval for issuance of additional shares could be detrimental to the Company and its stockholders. In the Board’s opinion, the proposed amendment to the Company’s Certificate of Incorporation will give the Company the flexibility to take advantage of such opportunities and to operate more effectively. Authorization of such additional shares would permit the issuance at various times of shares which could be specifically adapted to a wide variety of circumstances. As to each series of Preferred Stock, the Board of Directors has the power to fix the dividend rights, dividend or interest rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and any other powers, designations, preferences and relative participating, optional or other rights of the series, as well as any qualifications, limitations or restrictions on any of the rights of the series, and the number of shares constituting the series and the designation thereof, all without further approval of the stockholders, except as may be required by application of applicable law or stock exchange rules.

Other than the issuances described herein, there are no present negotiations, agreements, or firm intentions regarding the use of any of the additional shares of Common Stock or Preferred Stock proposed to be authorized. No stockholder of the Company presently has, or would have, any preemptive rights relating to the future issuance of any shares of Common Stock or Preferred Stock.

Shares of Common Stock or Preferred Stock would be issued only as, if, and when the Board of Directors believed the issuance to be in the best interests of the Company and its stockholders. It is possible, however, that the issuance of shares of Preferred Stock with dividend and liquidation preferences could diminish the amounts which would otherwise be available to the holders of Common Stock for these purposes. To the extent that any series of Preferred Stock is made convertible into shares of Common Stock of the Company, or that Common Stock or Preferred Stock is issued for cash or assets, a dilution of the equity and the present voting interest of the outstanding shares of Common Stock could result.

It is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of the Company’s Common stockholders until the Board of Directors has specified the rights of a series of the Preferred Stock. However, the rights of any such series, if and when issued, might preclude or make difficult a merger or takeover, making the Company a less attractive potential takeover candidate. Although the Board would make such a determination based on its judgment as to the best interest of stockholders, the Board could so act to discourage an acquisition attempt or other transaction viewed favorably by the holders of a majority of the outstanding voting stock of the Company. Thus, the authorization of the Preferred Stock might be deemed to have an anti-takeover effect. On balance, however, the Board believes that the advantages of increasing its flexibility to act in the face of a proposed transaction outweigh any resulting disadvantages to the Company’s stockholders. The Capitalization Amendment is not part of a plan by management to adopt a series of amendments which may have an anti-takeover effect nor does management presently intend to propose any anti-takeover measures in any future solicitation of proxies. Management does not believe that any provisions of the Company’s present Certificate of Incorporation or By-laws are likely to have an anti-takeover effect.

No director, executive officer, associate of any director or executive officer, has any substantial interest, direct or indirect, in the Capitalization Amendment except that the effectiveness of the Capitalization Amendment will permit (i) Jay Rifkin to convert the Consolidated Note into shares of Common Stock; and (ii) the Company’s officers and directors, including Mr. Rifkin, to exercise their currently outstanding options and other rights to acquire shares of the Company’s Common Stock. See “Voting Securities and Principal Stockholders”.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001 per share. The second class of stock shall be Preferred Stock, par value $0.001 per share. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares

Common	$0.001	500,000,000
Preferred	$0.001	2,000,000

Total		502,000,000”

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO CHANGE THE NAME OF THE COMPANY

The Board of Directors of the Company has adopted a resolution to change the name of the corporation from “Digicorp, Inc.” to “China Youth Media, Inc.” (the “Corporate Name Change”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Corporate Name Change.

The Corporate Name Change has been approved because the new name better represents the Company’s shift in business focus to the aggregation and distribution of international content for Internet consumption in China, including the transactions contemplated by the Cooperation Agreement (as described above) pursuant to which the Company and the other parties thereto have agreed to cooperate with each other to develop, build and operate a fully managed video and audio distribution network based on, including but not limited to, the China Education and Research Network, the broadband network infrastructure built in schools, universities and other education institutions in the PRC. With the name “Digicorp, Inc.”, there is no clear relationship to the Company’s business activities. The name “China Youth Media, Inc.” should allow the Company to develop a clearer and more recognizable identity in the marketplace.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article First of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FIRST: The name of the Corporation (hereinafter called the “Corporation”) is China Youth Media, Inc.”

Certificates for the Company’s common stock that recite the name “Digicorp, Inc.” will continue to represent shares in the Company after the Corporate Name Change has become effective. If, however, a stockholder wishes to acquire a certificate reciting the name “China Youth Media, Inc.” after the effectiveness of the Corporate Name Change, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

The Company’s transfer agent is: Transfer Online, Inc., 317 SW Alder Street, 2nd floor, Portland, Oregon 97204, Telephone (503) 227-2950, Fax (503) 227-6874.

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions described in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because the Company files documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

By Order of the Board of Directors,

Jay Rifkin,
President and Chief Executive Officer

Dated:  September __, 2008